Exhibit 2.2

Deed

Execution version

Australian Share Sale Agreement Side Deed

Thérèse Virginia Rein, Gregory Kenneth Ashmead and GK AshmeadHoldings Pty Limited (as trustee of the GK Ashmead Nominees Trust)

Deloitte LLP

Pinnacle Australia Holdco Pty Ltd

The Providence Service Corporation

ANZ Tower 161 Castlereagh Street Sydney NSW 2000 Australia	T +61 2 9225 5000 F +61 2 9322 4000
GPO Box 4227 Sydney NSW 2001 Australia	herbertsmithfreehills.com DX 361 Sydney

Contents

	Table of contents

1	Definitions and Interpretations		3
	1.1	Definitions	3
	1.2	Interpretation	4
	1.3	Interpretation of inclusive expressions	5
	1.4	Incorporated definitions	5
	1.5	Business Day	5
	1.6	Inconsistency	5
	1.7	Deed components	5

2	Undertakings		6
	2.1	Payment mechanics and adjustments	6
	2.2	Amendments to the Australian Share Sale Agreement	6
	2.3	Conditions Precedent	6
	2.4	Preparation of the UK Completion Accounts	7
	2.5	Cut Off Date	7
	2.6	UK Bonds and deposits for premises	7

3	Warranties		8
	3.1	Buyer Capacity Warranties	8
	3.2	Seller Capacity Warranties	8
	3.3	Deloitte Capacity Warranties	8

4	Announcements and confidentiality		8
	4.1	Agreed announcement	8
	4.2	Confidentiality	8

5	Guarantee by Buyer’s Guarantor		9
	5.1	Guarantee and indemnity	9
	5.2	Extent of guarantee and indemnity	10
	5.3	Principal and independent obligation	10
	5.4	Continuing guarantee and indemnity	10
	5.5	No withholdings	11
	5.6	Currency	11
	5.7	No set off	11

6	Notices		11
	6.1	Form of Notice	11
	6.2	How Notice must be given and when Notice is received	11
	6.3	Notice must not be given by electronic communication	12

7	General		12
	7.1	Governing law and arbitration	12
	7.2	Service of process	13
	7.3	Invalidity and enforceability	14
	7.4	Waiver	14
	7.5	Variation	14
	7.6	Assignment	14
	7.7	Costs	15

Australian Share Agreement Side Deed Contents 1

Contents

7.8	Further action to be taken at each party’s own expense	15
7.9	Relationship of the parties	15
7.10	Exercise of rights	15
7.11	Remedies cumulative	15
7.12	Counterparts	16
7.13	No merger	16
7.14	Entire Agreement	16
7.15	No reliance	16
7.16	Default Interest	16
7.17	Benefits held on trust	16
7.18	Attorneys	17

Schedule 1
Notice details		18

Schedule 2
Part A – Buyer Capacity Warranties		20
Part B – Deloitte Capacity Warranties		23
Part C – Seller Capacity Warranties		24

Schedule 3
UK Completion Accounts		25

Schedule 4
Pro forma UK Completion Accounts		39

Australian Share Sale Agreement Side Deed Contents 2

Deed

Date ►

Between the parties

Sellers	Thérèse Virginia Rein, Gregory Kenneth Ashmead and GK Ashmead Holdings Pty Limited (as trustee of the GK Ashmead Nominees Trust)
(each a Seller and together the Sellers)

Deloitte LLP	Deloitte LLP
England and Wales registered number OC303675 of 2 New Street Square, London EC4A 3BZ, United Kingdom.

Buyer	Pinnacle Australia Holdco Pty Ltd
ACN 168 792 318 of Level 11 68 Pitt Street
Sydney NSW 2000
(Buyer)

Buyer’s Guarantor	The Providence Service Corporation
of 64 E Broadway Blvd., Tucson, AZ 85701
United States of America
(Buyer’s Guarantor)

Australian Share Sale Agreement Side Deed page 1

1 Definitions and Interpretations

Recitals	1	The Sellers own the Sale Shares.

	2	The Sellers have agreed to sell and the Buyer has agreed to buy the Sale Shares on the terms and conditions of the Australian Share Sale Agreement.

	3	The Buyer’s Guarantor has agreed to guarantee the Buyer’s obligations under the Australian Share Sale Agreement.

	4	Ingeus Europe Limited, an indirect wholly owned subsidiary undertaking of the Company, owns 50% of the entire issued share capital in Ingeus UK Limited and Deloitte LLP owns the remaining 50% of the entire issued share capital in Ingeus UK Limited.

	5	Deloitte LLP has agreed to sell all its shares in Ingeus UK Limited and Ingeus Europe Limited has agreed to buy the same subject to the terms and conditions of the UK Share Sale Agreement to be entered into on or around the date of this deed.

	6	The parties intend that completion of the Australian Share Sale Agreement shall be conditional upon and shall occur simultaneously with Completion of the UK Share Sale Agreement.

	7	The parties have agreed to enter into this deed to regulate their relationship in relation to the Australian Share Sale Agreement and the UK Share Sale Agreement for the benefit of all parties.

This deed witnesses	that, for valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

Australian Share Sale Agreement Side Deed page 2

1	Definitions and Interpretations

1.1	Definitions

The meanings of the terms used in this deed are set out below.

Term	Meaning

Australian Share Sale Agreement	the share sale agreement made on or around the date of this agreement between the Sellers, the Buyer and the Buyer’s Guarantor.

Buyer Capacity Warranties	the warranties in Part A of Schedule 2.

Claim	any claim, demand, legal proceedings or cause of action, including any claim, demand, legal proceedings or cause of action:

	1	based in contract (including any breach of warranty);

	2	based in tort (including misrepresentation or negligence);

	3	under common law; or

	4	under statute,

in any way relating to this deed or the UK Share Sale Agreement and includes a claim, demand, legal proceedings or cause of action arising from a breach of this deed or the UK Share Sale Agreement, or under an indemnity under this deed or the UK Share Sale Agreement.

Completion	has the meaning given in the Australian Share Sale Agreement.

Condition	has the meaning given in the Australian Share Sale Agreement.

Deloitte Capacity Warranties	the warranties in Part B of Schedule 2.

Loss	losses, liabilities, damages, costs, charges and expenses and includes Taxes and Duties.

Seller Capacity Warranties	the warranties in Part C of Schedule 2.

Australian Share Sale Agreement Side Deed page 3

1 Definitions and Interpretations

Term	Meaning

UK Adjustment Amount	has the meaning set out in Schedule 3.

UK Completion Accounts	the accounts prepared in accordance with Schedule 3 and in the format set out in Schedule 4.

UK Completion Payment	the “Completion Payment’ as defined in the UK Share Sale Agreement.

UK Disputed Matter	has the meaning set out in Schedule 3.

UK Share Sale Agreement	the share sale agreement made on or around the date of this deed between the Ingeus Europe Limited and Deloitte LLP.

1.2	Interpretation

In this deed:

(a)	Headings and bold type are for convenience only and do not affect the interpretation of this deed.

(b)	The singular includes the plural and the plural includes the singular.

(c)	Words of any gender include all genders.

(d)	Other parts of speech and grammatical forms of a word or phrase defined in this deed have a corresponding meaning.

(e)	An expression importing a person includes any company, partnership, joint venture, association, corporation or other body corporate and any Governmental Agency as well as an individual.

(f)	A reference to a clause, party, schedule, attachment or exhibit is a reference to a clause of, and a party, schedule, attachment or exhibit to, this deed.

(g)	A reference to any legislation includes all delegated legislation made under it and amendments, consolidations, replacements or re-enactments of any of them.

(h)	A reference to a document includes all amendments or supplements to, or replacements or novations of, that document.

(i)	A reference to a party to a document includes that party’s successors and permitted assignees.

(j)	A reference to an agreement other than this deed includes a deed and any legally enforceable undertaking, agreement, arrangement or understanding, whether or not in writing.

(k)	No provision of this deed will be construed adversely to a party because that party was responsible for the preparation of this deed or that provision.

Australian Share Sale Agreement Side Deed page 4

1 Definitions and Interpretations

(l)	A reference to a body, other than a party to this deed (including an institute, association or authority), whether statutory or not:

(1)	which ceases to exist; or

(2)	whose powers or functions are transferred to another body,

is a reference to the body which replaces it or which substantially succeeds to its powers or functions.

(m)	If a period of time is specified and dates from a given day or the day of an act or event, it is to be calculated exclusive of that day.

(n)	A reference to a day is to be interpreted as the period of time commencing at midnight and ending 24 hours later.

(o)	If an act prescribed under this deed to be done by a party on or by a given day is done after 5.00pm on that day, it is taken to be done on the next day.

(p)	A reference to time is a reference to Brisbane time unless otherwise specified in this deed or as otherwise agreed between the parties in writing.

(q)	A reference to $ is to Australian currency unless denominated otherwise.

(r)	A reference to £ is to pounds sterling, the lawful currency of the United Kingdom.

1.3	Interpretation of inclusive expressions

Specifying anything in this deed after the words “include’ or “for example’ or similar expressions does not limit what else is included unless there is express wording to the contrary.

1.4	Incorporated definitions

Unless otherwise defined in this deed, terms defined in the Australian Share Sale Agreement have the same meaning when used in this deed.

1.5	Business Day

Where the day on or by which any thing is to be done is not a Business Day, that thing must be done on or by the next Business Day.

1.6	Inconsistency

In the event of any inconsistency between a provision in this deed and a provision in the Australian Share Sale Agreement, the provision in this deed prevails to the extent of the inconsistency.

1.7	Deed components

This deed includes any schedule.

Australian Share Sale Agreement Side Deed page 5

2 Undertakings

2	Undertakings

2.1	Payment mechanics and adjustments

Upon Completion, the parties agree that payment of the Completion Payment and the UK Completion Payment (and UK Adjustment Amount), as part of the completion process under the Australian Share Sale Agreement and the UK Share Sale Agreement respectively, will be satisfied as follows:

(a)	at Completion the Buyer will pay the Completion Payment to the Sellers in their Respective Proportions (or as a Seller may otherwise direct in writing in relation to his or her Respective Proportion);

(b)

at Completion the Buyer will (or shall procure that an Affiliate of the Buyer will) advance sufficient funds to Ingeus Europe Limited to enable it to pay the UK Completion Payment, and the Buyer and the Sellers will procure that at Completion Ingeus Europe Limited will pay the UK Completion Payment to Deloitte LLP in accordance with the UK Share Sale Agreement; and

(c)	if Ingeus Europe Limited becomes obliged to pay 50% of the UK Adjustment Amount to Deloitte LLP pursuant to the UK Share Sale Agreement:

(1)	the Buyer will (or shall procure that an Affiliate of the Buyer will) advance sufficient funds to Ingeus Europe Limited to the extent necessary to enable it to pay 50% of the UK Adjustment Amount; and

(2)	the Buyer and Sellers will procure that Ingeus Europe Limited will pay 50% of the UK Adjustment Amount to Deloitte LLP in accordance with the UK Share Sale Agreement.

2.2	Amendments to the Australian Share Sale Agreement

(a)

The parties to the Australian Share Sale Agreement must not amend or vary, or agree to amend or vary (including for the avoidance of doubt by means of any side agreement, overriding agreement or similar means), the Australian Share Sale Agreement or waive any provision of the Australian Share Sale Agreement to the extent that such amendment, variation, waiver or agreement to do the same adversely impacts Deloitte LLP or otherwise prejudices Deloitte LLP’s position, except where such waiver or amendment has been agreed in writing by each of:

(1)	the Sellers;

(2)	the Buyer;

(3)	the Buyer’s Guarantor; and

(4)	Deloitte LLP.

(b)	An amendment, variation or waiver which is not permitted under clause 2.2(a) of this deed is not effective and will be of no force or effect.

2.3	Conditions Precedent

(a)	Without prejudice to the generality of clause 2.2, save with the prior written consent of Deloitte LLP (which, in relation to clause 2.3(a)(1) below, is not to be unreasonably withheld):

Australian Share Sale Agreement Side Deed page 6

2 Undertakings

(1)

no party shall agree to any conditions, restrictions or other stipulations which may be imposed by the DWP in connection with the advice required from the DWP pursuant to the Conditions of the Australian Share Sale Agreement; and

(2)	no party shall waive any of the Conditions contained in clauses 2.1(a), (b), (d), (e), or (g) of the Australian Share Sale Agreement.

(b)	A Condition which has not been satisfied or waived in accordance with clause 2.3(a) of this deed will not be treated as satisfied for the purposes of the Australian Share Sale Agreement.

(c)	A notice which is not permitted under clause 2.3(a) of this deed is not effective and will be of no force or effect.

(d)	The Sellers and the Buyer shall:

(1)	keep Deloitte LLP fully informed of material events in relation to the satisfaction of the Conditions;

(2)

procure that all documentation evidencing the satisfaction of a Condition, including any notice given pursuant to clause 2.2 of the Australian Share Sale Agreement, shall be forwarded to Deloitte LLP promptly on receipt of the same by any of the Sellers or the Buyer; and

(3)	copy all material correspondence with the DWP (or the substance of all relevant conversations) connected with the subject matter of the Conditions to Deloitte LLP promptly on receipt.

2.4	Preparation of the UK Completion Accounts

Following Completion the Sellers, Deloitte LLP and the Buyer must procure that the UK Completion Accounts are prepared and finalised in accordance with Schedule 3.

2.5	Cut Off Date

The Warrantor and Buyer may not agree that the Cut Off Date will be a date other than 1 August 2014 without the prior written consent of Deloitte LLP (such consent not to be unreasonably withheld).

2.6	UK Bonds and deposits for premises

(a)

If any portion of the UK Bonds and deposits for premises is returned to a member of the Ingeus UK Group, the Buyer must, within 20 Business Days, pay, or procure that the relevant member of the Ingeus UK Group pays, an amount equal to that portion of the UK Bonds and deposits for premises to the Sellers in their Respective Proportions in Immediately Available Funds.

(b)	The Buyer and the Buyer’s Guarantor will use their reasonable efforts to support the transition of UK Bonds and deposits for premises as required.

Australian Share Sale Agreement Side Deed page 7

3 Warranties

3	Warranties

3.1	Buyer Capacity Warranties

(a)

The Buyer and the Buyer's Guarantor give the Buyer Capacity Warranties in favour of the Sellers and Deloitte LLP on the date of this deed and the Buyer Capacity Warranties will be deemed to be repeated immediately before Completion.

(b)	Each of the Buyer Capacity Warranties is to be construed independently of the others and is not limited by reference to any other Buyer Capacity Warranty.

3.2	Seller Capacity Warranties

(a)

The Sellers give the Seller Capacity Warranties in favour of the Buyer, the Buyer's Guarantor and Deloitte LLP on the date of this deed and the Seller Capacity Warranties will be deemed to be repeated immediately before Completion.

(b)	Each of the Seller Capacity Warranties is to be construed independently of the others and is not limited by reference to any other Seller Capacity Warranty.

3.3	Deloitte Capacity Warranties

(a)

Deloitte LLP gives the Deloitte Capacity Warranties in favour of the Buyer, the Buyer's Guarantor and the Sellers on the date of this deed and the Deloitte Capacity Warranties will be deemed to be repeated immediately before Completion.

(b)	Each of the Deloitte Capacity Warranties is to be construed independently of the others and is not limited by reference to any other Deloitte Capacity Warranty.

4	Announcements and confidentiality

4.1	Agreed announcement

Subject to clause 4.2, a party may not make any public announcement which includes information about Deloitte relating to this deed or a Transaction Agreement (including the fact that the parties have executed this deed) or any Transaction Agreement or Deloitte’s position as a shareholder of Ingeus UK Limited unless the Buyer, the Warrantor and Deloitte LLP have consented to the announcement, including the timing, form and content of that disclosure (such approval not be unreasonably withheld) and the parties shall otherwise as far as reasonably practicable and lawful consult with Deloitte in advance in respect of any other public announcement made in respect of the subject matter of any Transaction Agreement.

4.2	Confidentiality

(a)

Each party (recipient) must keep secret and confidential, and must not divulge or disclose any information relating to another party or its business (that is disclosed to the recipient by the other party, its representatives or advisers), this deed or any Transaction Agreement, the terms of the Sale or the existence or nature of any dispute or Claim, other than to the extent that:

Australian Share Sale Agreement Side Deed page 8

5 Guarantee by Buyer's Guarantor

(1)	the information is in the public domain as at the date of this deed (or subsequently comes into the public domain) other than by breach of any obligation of confidentiality binding on the recipient);

(2)

the recipient is required to disclose the information by applicable law, regulation, regulator or the rules of any recognised stock exchange on which its securities or the securities of any of its Related Bodies Corporate are listed, provided that the recipient has to the extent possible having regard to the required timing of the disclosure consulted with the provider of the information as to the form and content of the disclosure;

(3)

the disclosure is made by the recipient to its financiers or lawyers, accountants, investment bankers, consultants or other professional advisers to the extent necessary to enable the recipient to properly perform its obligations under this deed or to conduct their business generally, in which case the recipient must ensure that such persons keep the information secret and confidential and do not divulge or disclose the information to any other person;

(4)	the disclosure is required for use in arbitration proceedings regarding this deed or the Sale;

(5)	the party to whom the information relates has consented in writing before the disclosure;

(6)	disclosure is expressly permitted pursuant to the terms of the UK Share Sale Agreement; or

(7)	the disclosure is made, in the case of the Sellers, to Deloitte LLP or, in the case of Deloitte LLP, to the Sellers.

(b)

Each recipient must ensure that its directors, officers, employees, agents, representatives and Related Bodies Corporate comply in all respects with the obligations under this clause 4.2 as if they were a party to this deed.

(c)

From the date of this deed, Deloitte LLP may disclose confidential information relating to the terms of this deed and the terms of any Transaction Document to its current (or former) members and current employees, to the extent necessary to allow Deloitte LLP to calculate and make distributions of profits to its members.

5	Guarantee by Buyer’s Guarantor

5.1	Guarantee and indemnity

The Buyer’s Guarantor

(a)	unconditionally and irrevocably guarantees to Deloitte LLP on demand, the due and punctual performance of:

(1)	the Buyer’s obligations under this deed with effect from the date of this deed; and

Australian Share Sale Agreement Side Deed page 9

5 Guarantee by Buyer's Guarantor

(2)	Ingeus Europe Limited’s obligations under the UK Share Sale Agreement with effect from Completion; and

(b)

as a separate and additional liability, indemnifies Deloitte LLP against all Loss and all Claims of any nature arising from any default or delay in the due and punctual performance of the Buyer’s obligations under this deed and of Ingeus Europe Limited’s obligations under the UK Share Sale Agreement.

5.2	Extent of guarantee and indemnity

The liability of the Buyer’s Guarantor under this clause 5 is not affected by anything that, but for this clause 5, might operate to release or exonerate the Buyer’s Guarantor in whole or in part from its obligations including any of the following, whether with or without the consent of the Buyer’s Guarantor:

(a)

the grant to the Buyer, Ingeus Europe Limited, the Buyer’s Guarantor or any other person of any time, waiver or other indulgence, or the discharge or release of the Buyer, the Buyer’s Guarantor or any other person from any liability or obligation;

(b)	any transaction or arrangement that may take place between Deloitte LLP, the Buyer, Ingeus Europe Limited, the Buyer’s Guarantor or any other person;

(c)

Deloitte LLP exercising or refraining from exercising its rights under any security or any other rights, powers or remedies against the Buyer, Ingeus Europe Limited, the Buyer’s Guarantor or any other person;

(d)

the amendment, replacement, extinguishment, unenforceability, failure, loss, release, discharge, abandonment or transfer either in whole or in part and either with or without consideration, of any security now or in the future held by Deloitte LLP from the Buyer, the Buyer’s Guarantor or any other person or by the taking of or failure to take any security;

(e)

the failure or omission or any delay by Deloitte LLP or the Buyer or Ingeus Europe Limited to give notice to the Buyer’s Guarantor of any default by the Buyer, Ingeus Europe Limited or any other person under this deed or the UK Share Sale Agreement; and

(f)	any legal limitation, disability, incapacity or other circumstances related to the Buyer, Ingeus Europe Limited, the Buyer’s Guarantor or any other person.

5.3	Principal and independent obligation

This clause 5 is a principal obligation and is not to be treated as ancillary or collateral to any other right or obligation and extends to cover this deed and the UK Share Sale Agreement as amended, varied, supplemented, renewed or replaced.

5.4	Continuing guarantee and indemnity

This clause 5 is a continuing obligation of the Buyer’s Guarantor, despite Completion, and remains in full force and effect for so long as the Buyer or Ingeus Europe Limited has any liability or obligation to Deloitte LLP under this deed or under the UK Share Sale Agreement and until all of those liabilities or obligations have been fully discharged.

Australian Share Sale Agreement Side Deed page 10

6 Notices

5.5	No withholdings

(a)

The Buyer’s Guarantor must make all payments that become due under this clause 5, free and clear and without deduction of all present and future withholdings (including taxes, duties, levies, imposts, deductions and charges of Australia or any other jurisdiction).

(b)

If the Buyer’s Guarantor is compelled by law to deduct any withholding, then in addition to any payment due under this clause 5, it must pay to Deloitte LLP such amount as is necessary to ensure that the net amount received by Deloitte LLP after withholding equals the amount Deloitte LLP would otherwise been entitled to if not for the withholding.

5.6	Currency

The Buyer’s Guarantor must pay all moneys that it becomes liable to pay under this clause 5 in the currency in which they are payable under this deed or the UK Share Sale Agreement (as applicable) and free of any commissions and expenses relating to foreign currency conversion or any other charges or expenses.

5.7	No set off

The Buyer’s Guarantor has no right to set off, deduct or withhold any moneys that it may be or become liable to pay under this clause 5, against any moneys that Deloitte LLP be, or become, liable to pay to a Buyer Group Member whether under this deed, the UK Share Sale Agreement or otherwise.

6	Notices

6.1	Form of Notice

A notice or other communication to a party under this deed (Notice) must be:

(a)	in writing and in English and signed by or on behalf of the sending party; and

(b)	addressed to that party in accordance with the details nominated in Schedule 1 (or any alternative details nominated to the sending party by Notice).

6.2	How Notice must be given and when Notice is received

(a)	A Notice must be given by one of the methods set out in the table below save that a Notice to Deloitte LLP may not be given by fax.

(b)	A Notice is regarded as given and received at the time set out in the table below.

However, if this means the Notice would be regarded as given and received outside the period between 9.00am and 5.00pm (addressee’s time) on a Business Day (business hours period), then the Notice will instead be regarded as given and received at the start of the following business hours period.

Australian Share Sale Agreement Side Deed page 11

7 General

Method of giving Notice	When Notice is regarded as given and received

By hand to the nominated address	When delivered to the nominated address

By pre-paid post to the nominated address	At 9.00am (addressee’s time) on the fifth Business Day after the date of posting

By fax to the nominated fax number

At the time indicated by the sending party’s transmission equipment as the time that the fax was sent in its entirety.

However, if the recipient party informs the sending party within 4 hours after that time that the fax transmission was illegible or incomplete, then the Notice will not be regarded as given or received. When calculating this 4 hour period, only time within a business hours period is to be included.

By email to the nominated email address

When the email (and any attachment) is sent provided that: (i) within 48 hours of sending the email, a hard copy of the email and attachment signed by or on behalf of the sender is sent by pre-paid post, or delivered by hand; and (ii) the email was recorded in the IT system of the sender as having been sent and the sender did not receive within 24 hours of sending the email an error message indicating failure to deliver.

6.3	Notice must not be given by electronic communication

A Notice must not be given by electronic means of communication (other than fax and email as permitted in clause 6.2).

7	General

7.1	Governing law and arbitration

(a)	This deed is governed by the laws of England and Wales.

(b)

Subject to clause 7.1(e), any dispute, controversy or Claim arising out of or in connection with this deed or the Sale, including any question regarding the existence, validity or termination of this deed, will be resolved by arbitration in accordance with the LCIA Arbitration Rules, which Rules are deemed to be incorporated by reference into this clause, and:

(1)	the arbitration proceedings, and all documents and correspondence relating to the arbitration proceedings, will be confidential;

(2)	the seat of arbitration shall be London, England;

Australian Share Sale Agreement Side Deed page 12

7 General

(3)	the arbitrators shall be appointed in accordance with clauses 7.1(c) and 7.1(d);

(4)	the law governing the arbitration agreement shall be the laws of England and Wales; and

(5)	the language of the arbitration shall be English.

(c)

The claimant (or claimant parties jointly) shall nominate in the request for arbitration one arbitrator and the respondent (or respondent parties jointly) shall nominate in the response one arbitrator. The two arbitrators nominated by the parties shall within 15 days of the appointment of the second arbitrator, agree upon a third arbitrator who shall act as Chair. Notwithstanding anything to the contrary in the LCIA Arbitration Rules, in agreeing upon a third arbitrator, the two arbitrators may communicate directly with each other and their respective appointing parties. If no agreement is reached upon the third arbitrator within 15 days of the appointment of the second arbitrator, the LCIA Court shall expeditiously nominate and appoint a third arbitrator to act as Chair. If the claimant or claimant parties or the respondent or respondent parties fail to nominate an arbitrator, an arbitrator shall be appointed on their behalf by the LCIA Court in accordance with the LCIA Arbitration Rules. In such circumstances, any existing nomination or confirmation of an arbitrator shall be unaffected, and the remaining arbitrator(s) shall be appointed in accordance with this clause 7.1.

(d)

Each party expressly agrees and consents to this process for nominating and appointing the arbitrators and, in the event that this clause 7.1 operates to exclude a party's right to choose its own arbitrator, irrevocably and unconditionally waives any right to do so.

(e)	In relation to the UK Completion Accounts, any UK Disputed Matter must be determined in accordance with Schedule 3.

7.2	Service of process

(a)

Without preventing any other mode of service, any document in an action (including, any writ of summons or other originating process or any third or other party notice) may be served on any party by being delivered to or left for that party at its address for service of notices under clause 7.

(b)

Each of the Sellers irrevocably appoints Capita Trust Secretaries Limited as its agent for the service of process in England and Wales in relation to any matter arising out of this deed. If Capita Trust Secretaries Limited ceases to be able to act as such or have an address in England and Wales, each of the Sellers agrees to appoint a new process agent in England and Wales and deliver to the other parties within 20 Business Days a copy of a written acceptance of appointment by the process agent, upon receipt of which the new appointment becomes effective for the purpose of this deed and each Transaction Agreement. Each of the Sellers must inform the parties in writing of any change in the address of its process agent within 20 Business Days of the change.

(c)

Each of the Buyer and the Buyer’s Guarantor irrevocably appoints Ingeus UK Limited as its agent for the service of process in England and Wales in relation to any matter arising out of this deed. If Ingeus UK Limited ceases to be able to act as such or have an address in England and Wales, each of the Buyer and the Buyer’s Guarantor agrees to appoint a new process agent in England and Wales and deliver to the parties within 20 Business Days a copy of a written acceptance of appointment by the process agent, upon receipt of which the new appointment becomes effective for the purpose of this deed and each Transaction Agreement. Each of the Buyer and the Buyer’s Guarantor must inform the other parties in writing of any change in the address of its process agent within 20 Business Days of the change.

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7 General

7.3	Invalidity and enforceability

(a)

If any provision of this deed is invalid under the law of any jurisdiction the provision is enforceable in that jurisdiction to the extent that it is not invalid, whether it is in severable terms or not.

(b)	Clause 7.3(a) does not apply where enforcement of the provision of this deed in accordance with clause 7.3(a) would materially affect the nature or effect of the parties’ obligations under this deed.

7.4	Waiver

(a)	No party to this deed may rely on the words or conduct of any other party as a waiver of any right unless the waiver is in writing and signed by the party granting the waiver.

(b)	In this clause 7.4:

(1)	conduct includes delay in the exercise of a right;

(2)	right means any right arising under or in connection with this deed and includes the right to rely on this clause; and

(3)	waiver includes an election between rights and remedies, and conduct which might otherwise give rise to an estoppel.

(c)	A provision of, or a right, discretion or authority created under, this deed may not be:

(1)	waived except in writing signed by the party granting the waiver; and

(2)	varied except in writing signed by the parties.

(d)

A failure or delay in exercise, or partial exercise, of a power, right, authority, discretion or remedy arising from a breach of, or default under this deed does not result in a waiver of that right, power, authority, discretion or remedy.

7.5	Variation

A variation of any term of this deed must be in writing and signed by each of the parties to it.

7.6	Assignment

(a)	Subject to clause 7.6(b), rights arising out of or under this deed are not assignable by a party without the prior written consent of the other parties to this deed.

(b)

If all of the Target Entities are sold or transferred after Completion as part of one transaction to an Affiliate of the Buyer’s Guarantor, then all of the Buyer’s rights under this deed may be assigned to the transferee of the shares in the Target Entities who may enforce those rights as if that party had been named in this deed as the Buyer provided that if such assignee shall cease to be an Affiliate of the Buyer’s Guarantor, prior to it so ceasing to be an Affiliate, the Buyer shall procure that the assignee assigns all of the Buyer’s rights under this deed to another Affiliate of the Buyer’s Guarantor.

Australian Share Sale Agreement Side Deed page 14

7 General

7.7	Costs

(a)

Unless otherwise provided for in this deed, each party must pay its own costs and expenses in respect of the negotiation, preparation, execution, delivery and registration of this deed and any other agreement or document entered into or signed under this deed.

(b)	Any action to be taken a party in performing its obligations under this deed must be taken at their own cost and expense unless otherwise provided in this deed.

(c)

No costs or expenses referred to in this clause 7.7 or costs or expenses in respect of the negotiation, preparation and execution of the Australian Share Sale Agreement (or any other agreement or document entered into or signed pursuant to it, including the UK Share Sale Agreement) will be borne, recharged to or paid by any member of the Ingeus UK Group and, for the avoidance of doubt, no such costs or expenses will be included in the UK Completion Accounts.

7.8	Further action to be taken at each party’s own expense

Each party must, at its own expense, do all things and execute all documents necessary to give full effect to this deed and the transactions contemplated by it.

7.9	Relationship of the parties

Nothing in this deed imposes any fiduciary duties on a party in relation to any other party.

7.10	Exercise of rights

(a)

Unless expressly required by the terms of this deed, a party is not required to act reasonably in giving or withholding any consent or approval or exercising any other right, power, authority, discretion or remedy, under or in connection with this deed.

(b)

A party may (without any requirement to act reasonably) impose conditions on the grant by it of any consent or approval, or any waiver of any right, power, authority, discretion or remedy, under or in connection with this deed. Any conditions must be complied with by the party relying on the consent, approval or waiver.

(c)

No exercise of a right by Deloitte LLP or by another person on behalf of Deloitte LLP under any other agreement shall prejudice Deloitte LLP’s right to enforce a right in respect of the same subject matter under this deed.

7.11	Remedies cumulative

Except as provided in this deed and permitted by law, the rights, powers and remedies provided in this deed are cumulative with and not exclusive to the rights, powers or remedies provided by law independently of this deed.

Australian Share Sale Agreement Side Deed page 15

7 General

7.12	Counterparts

(a)	This deed may be executed in any number of counterparts.

(b)	All counterparts, taken together, constitute one instrument.

(c)	A party may execute this deed by signing any counterpart.

7.13	No merger

The Seller Capacity Warranties, Buyer Capacity Warranties and the Deloitte Capacity Warranties, undertakings and indemnities in this deed will not merge on Completion.

7.14	Entire Agreement

This deed states all the express terms of the agreement between the parties in respect of its subject matter. It supersedes all prior discussions, negotiations, understandings and agreements in respect of its subject matter.

7.15	No reliance

No party has relied on any statement by any other party not expressly included in this deed.

7.16	Default Interest

(a)

If a party fails to pay any amount payable under this deed on the due date for payment, that party must in addition to a continuing liability to pay the amount unpaid pay interest on the amount unpaid at the higher of the Interest Rate plus 5% per annum or the rate (if any) fixed or payable under any judgment or other thing into which the liability to pay the amount becomes merged.

(b)	The interest payable under clause 7.16(a):

(1)

accrues from day to day from and including the due date for payment up to and including the actual date of payment, before and, as an additional and independent obligation, after any judgment or other thing into which the liability to pay the amount becomes merged; and

(2)	may be capitalised by the person to whom it is payable at monthly intervals on the basis of a 360 day year.

(c)	The right to require payment of interest under this clause 7.16 is without prejudice to any other rights the non-defaulting party may have against the defaulting party at law or in equity.

(d)	A failure to pay any amount under this deed is not remedied until both the amount unpaid and any interest payable under this clause 7.16 have been paid in full.

7.17	Benefits held on trust

(a)	The Warrantor holds the benefit of each indemnity, promise and obligation in this deed expressed to be for the benefit of:

(1)	any current or former director, officer, partner, or employee of any Seller or any Target Entity; and

Australian Share Sale Agreement Side Deed page 16

7 General

(2)	any representative or adviser of any Seller or any Target Entity (or any current or former director, officer, partner or employee off such representative or advisers)

that is not a party to this deed, on trust for such party, as applicable.

(b)	Deloitte LLP holds the benefit of each indemnity, promise and obligation in this deed expressed to be for the benefit of:

(1)	any current or former member, officer, or employee of Deloitte LLP; and

(2)	any representative or adviser of Deloitte LLP (or any current or former member, officer, or employee off such representative or advisers)

that is not a party to this deed, on trust for such party, as applicable.

(c)

The Buyer holds the benefit of each indemnity, promise and obligation in this deed expressed to be for the benefit of a director, officer or employee of a Buyer Group Member or Target Entity, or for the benefit of a Buyer Group Member or Target Entity that is not a party to this deed, on trust for that director, officer, employee, Buyer Group Member or Target Entity.

(d)

Except where an indemnity, promise or obligation is expressly stated to be for the benefit of a third party, no person (including an Employee) other than the Buyer, the Sellers, Deloitte LLP and the Buyer’s Guarantor has or is intended to have any right, power or remedy or derives or is intended to derive any benefit under this deed.

7.18	Attorneys

Each of the attorneys executing this deed states that the attorney has no notice of the revocation of the power of attorney appointing that attorney.

Australian Share Sale Agreement Side Deed page 17

Schedule 1

Notice details

Warrantor	Thérèse Virginia Rein

Address	85 Norman Crescent, Norman Park, Qld 4170

Phone	+61 7 3535 9802

Fax	+61 7 3535 9898

Email	trein@ingeus.com

Gregory Kenneth Ashmead & GK Ashmead Holdings Pty Limited (as trustee of the GK Ashmead Nominees Trust)	Thérèse Virginia Rein (on behalf of Gregory Kenneth Ashmead & GK Ashmead Holdings Pty Limited (as trustee of the GK Ashmead Nominees Trust)

Address	85 Norman Crescent, Norman Park, Qld 4170

Phone	+61 7 3535 9802

Fax	+61 7 3535 9898

Email	trein@ingeus.com

Buyer	Pinnacle Australia Holdco Pty Ltd

Address	Level 11 68 Pitt Street
Sydney NSW 2000

Attention	Warren S. Rustand

Fax	(520) 747-6605

Buyer’s Guarantor	The Providence Service Corporation

Address	64 E Broadway Blvd., Tucson, AZ 85701
United States of America

Attention	Warren S. Rustand

Fax	(520) 747-6605

Australian Share Sale Agreement Side Deed page 18

Schedule 1 Notice details

Deloitte	Deloitte LLP

Address	England and Wales registered number OC303675 of 2 New Street Square, London EC4A 3BZ, United Kingdom.

Attention	General Counsel and Secretary to the Board of Partners

Phone	+44 (0) 20 7303 5019

Email	clongley@deloitte.co.uk

Australian Share Sale Agreement Side Deed page 19

Schedule 2

Part A – Buyer Capacity Warranties

1	No legal impediment

The execution, delivery and performance by the Buyer and the Buyer’s Guarantor of this deed:

(a)	complies with its constitution or other constituent documents; and

(b)

does not constitute a breach of any law or obligation, or cause or result in default under any agreement or Encumbrance, by which it is bound and that would prevent it from entering into and performing its obligations under this deed.

2	Corporate authorisations

All necessary action to authorise the execution, delivery and performance of this deed by the Buyer and the Buyer’s Guarantor in accordance with its terms has been obtained or will be obtained before Completion.

3	Power and capacity

The Buyer and the Buyer’s Guarantor have full power to and capacity to enter into and perform their obligations under this deed.

4	Incorporation

The Buyer and the Buyer’s Guarantor are each validly incorporated, organised and subsisting in accordance with the laws of its place of incorporation.

5	No trust

The Buyer and the Buyer’s Guarantor each enter into and performs this deed on its own account and not as trustee for or nominee of any other person.

Australian Share Sale Agreement Side Deed page 20

Schedule 2 Part A - Buyer Capacity Warranties

6	No liquidation

Neither the Buyer nor the Buyer’s Guarantor has:

(a)	gone, or is proposed to go, into liquidation; or

(b)	passed a winding-up resolution or commenced steps for winding-up or dissolution.

7	No winding-up process

No petition or other process for winding-up or dissolution has been presented or threatened in writing against the Buyer or the Buyer’s Guarantor and, so far as the Buyer and the Buyer’s Guarantor is aware, there are no circumstances justifying a petition or other process.

8	No receiver or manager

No receiver, receiver and manager, judicial manager, liquidator, administrator or like official has been appointed, or is threatened or expected to be appointed, over the whole or a substantial part of the undertaking or property of the Buyer or the Buyer’s Guarantor, and, so far as the Buyer and the Buyer’s Guarantor are aware, there are no circumstances justifying such an appointment.

9	Arrangements with creditors

Neither the Buyer nor the Buyer’s Guarantor has entered into, or taken steps or proposed to enter into, any arrangement, compromise or composition with or assignment for the benefit of its creditors or a class of them.

10	No writs

No writ of execution has been issued against the Buyer or the Buyer’s Guarantor, or any of their respective assets, and there are no circumstances justifying such a writ.

11	Solvency

Neither the Buyer nor the Buyer’s Guarantor is taken under applicable laws to be unable to pay its debts and has stopped or suspended, or threatened to stop or suspend, payment of all or a class of its debts.

Australian Share Sale Agreement Side Deed page 21

Schedule 2 Part A - Buyer Capacity Warranties

12	Funds

The Buyer has available cash or loan facilities which will at Completion provide in Immediately Available Funds the necessary cash resources to pay the Purchase Price and meet its other obligations under this deed (including, but not limited to, payment of any amounts referred to clause 2.1) and any relevant loan facilities involve no material pre-conditions.

Australian Share Sale Agreement Side Deed page 22

Schedule 2 Part B - Deloitte Capacity Warranties

Part B – Deloitte Capacity Warranties

13	No legal impediment

The execution, delivery and performance by Deloitte LLP of this deed does not constitute a breach of any law or obligation, or cause or result in default under any agreement or Encumbrance, by which it is bound and that would prevent it from entering into and performing its obligations under this deed.

14	Corporate authorisations

All necessary action to authorise the execution, delivery and performance of this deed by Deloitte LLP in accordance with its terms has been obtained or will be obtained before Completion.

15	Power and capacity

Deloitte LLP has full power and capacity to enter into and perform its obligations under this deed.

Australian Share Sale Agreement Side Deed page 23

Schedule 2 Part C - Seller Capacity Warranties

Part C – Seller Capacity Warranties

16	Power and authority

16.1	No legal impediment

Each Seller in respect of himself or herself only, warrants:

(a)

the execution, delivery and performance by that Seller of this deed does not constitute a breach of any law, or cause or result in a default under any agreement or Encumbrance, by which he or she is bound and that would prevent him or her from entering into and performing his or her obligations under this deed; and

(b)	he or she has full power and capacity to enter into and perform his or her obligations under this deed.

Australian Share Sale Agreement Side Deed page 24

Schedule 3

UK Completion Accounts

1	Definitions

The meanings of the terms used in this agreement are set out below.

Term	Meaning

Accounting Standards	the accounting standards required under the Companies Act 2006 and other mandatory professional reporting requirements in accordance with IFRS.

Accounts

the audited balance sheet of the Company and its subsidiaries as at the Accounts Date and the audited profit and loss account of the Company and its subsidiaries for the year ending on the Accounts Date.

Accounts Date	31 December 2013.

IFRS

International Financial Reporting Standards issued by the International Accounting Standards Board, interpretations issued by the International Financial Reporting Interpretations Committee, International Accounting Standards issued by the International Accounting Standards Committee and the interpretations issued by the Standing Interpretations Committee each as endorsed by the European Commission for application within the EU.

Selling Parties	each of the Sellers and Deloitte LLP, and “Selling Party” shall be interpreted accordingly.

UK Adjustment Amount	the sum of in Pound Sterling:

	1	UK WC Adjustment Amount; plus

	2	UK Completion Cash; less

	3	UK Completion Debt; less

	4	UK Completion Current Corporation Tax Payable; plus

	5	UK Completion Current Corporation Tax Receivable; less

	6	UK Completion Dividends Payable; plus

	7	UK Completion Unsecured Loan to ROW Group Companies and Trading Accounts Receivable owed by ROW Group Companies; less

Australian Share Sale Agreement Side Deed page 25

Schedule 3 UK Completion Accounts

8	UK Completion Unsecured Loan from ROW Group Companies and Trading Accounts Payable owed to ROW Group Companies; less

9	UK Completion Executive Bonus on transaction completion; less

10	UK Completion EFRB Pension Liability; less

11	UK Completion Bonus Provision; less

12	UK Completion Accrued Gold Performer Costs; less

13	UK Completion Employee Termination Provision; less

14	Lloyd’s break fee in accordance with the current Lloyd’s facility agreement; less

15	UK Reference Amount,

and, for the avoidance of doubt, the UK Adjustment Amount shall not include any item included within the UK Threshold Adjustment and no item shall be included more than once.

UK Bonds and deposits for premises	deposits for leased premises and bonds with other parties (amounts are recognised at historical value with no discounts).

UK Completion Accrued Gold Performer Costs

the value of any amount accrued and not paid for performance bonuses to advisors who perform at the gold level as at the Effective Time, calculated and prepared in accordance with clause 2.2 of this Schedule 3.

UK Completion Annual Leave Provision	the annual leave earned by employees but not used as at the Effective Time, calculated and prepared in accordance with clause 2.2 of this Schedule 3.

UK Completion Bonus Provision

the bonus payable (other than the UK Completion Executive Bonus on transaction completion) as at the Effective Time calculated and prepared specifically in accordance with clause 4.2(e) of this Schedule 3.

UK Completion Cash

the total cash at bank or in hand including petty cash and float cash or cash credited to any account with any banking, financial, acceptance credit, lending or other similar institution or organisation, including all interest accrued thereon and cash equivalents of the Ingeus UK Group as derived from the UK Completion Accounts calculated and prepared in accordance with clause 2.2 of this Schedule 3.

UK Completion Current Corporation Tax Payable	the net corporation tax payable for the Ingeus UK Group, which is calculated as the net of:

	1	2013 tax payable as for the 2013 year end accounts, less any amounts paid in 2014;

Australian Share Sale Agreement Side Deed page 26

Schedule 3 UK Completion Accounts

2	2014 corporation tax instalments paid; and

3	estimate of tax payable/receivable from 1 January 2014 to the Effective Time,

as derived from the UK Completion Accounts calculated and prepared in accordance with clause 2.2 of this Schedule 3.

UK Completion Current Corporation Tax Receivable	the net corporation tax receivable for the Ingeus UK Group, which is calculated as the net of:

	1	2013 tax receivable for the 2013;

	2	year end accounts, less any amounts received in 2014; and

	3	estimate of tax receivable from 1 January 2014 to the Effective Time,

as derived from the UK Completion Accounts calculated and prepared in accordance with clause 2.2 of this Schedule 3.

UK Completion Current Make Good Provision

unpaid make good/dilapidations costs on property leases to the extent the relevant lease has been exited or notice for termination given prior to the Effective Time as derived from the UK Completion Accounts calculated and prepared in accordance with clause 2.2 of this Schedule 3.

UK Completion Debt

the aggregate of overdrafts, the principal amount of bills, bonds, notes or loan stock owed to any banking, financial, acceptance credit, lending or other similar institution or organisation and finance leases, each together with any accrued interest thereon, and shall not include, for the avoidance of doubt, indebtedness relating to bank guarantees issued or trading debts incurred in the normal course of business of the Ingeus UK Group as derived from the UK Completion Accounts calculated and prepared in accordance with clause 2.2 of this Schedule 3.

UK Completion Dividends Payable

the balance of any dividends declared but not paid prior to the Effective Time by Ingeus UK as derived from the UK Completion Accounts calculated and prepared in accordance with clause 2.2 of this Schedule 3.

UK Completion EFRB Pension Liability

the amounts owed in relation to unwinding the EFRB scheme of Ingeus Training Limited to the extent unpaid as at the Effective Time as calculated and prepared in accordance with clause 2.2 of this Schedule 3.

UK Completion Employee Termination Provision

the redundancy costs payable in relation to employees where the decision to terminate has been taken and communicated prior to the Effective Time to the extent unpaid as at the Effective Time as derived from the UK Completion Accounts calculated and prepared in accordance with clause 2.2 of this Schedule 3.

Australian Share Sale Agreement Side Deed page 27

Schedule 3 UK Completion Accounts

UK Completion Executive Bonus on transaction completion

the long term incentive bonus to the Ingeus UK CEO and CFO, pursuant to the Ingeus UK Limited cash incentive plan dated 22 May 2013, which is payable in connection with this transaction as derived from the UK Completion Accounts calculated and prepared in accordance with clause 2.2 of this Schedule 3.

UK Completion Amounts Owed to Deloitte

the balance of amounts due to members of the Deloitte Network for loans and current trading accounts as derived from the UK Completion Accounts calculated and prepared in accordance with clause 2.2 of this Schedule 3.

UK Completion Long Service Leave Provision	the value of long service leave earned by employees but not used at the Effective Time calculated and prepared in accordance with clause 2.2 of this Schedule 3.

UK Completion Unsecured Loan to ROW Group Companies and Trading Accounts Receivable owed by ROW Group Companies the balance of any unsecured loans from Ingeus UK Group to ROW Group Companies, that is outstanding at the Effective Time plus any other intercompany trading or management account balance payable by ROW Group companies to Ingeus UK Group as derived from the UK Completion Accounts calculated and prepared in accordance with clause 2.2 of this Schedule 3.

UK Completion Unsecured Loan from ROW Group Companies and Trading Accounts Payable owed to ROW Group Companies the balance of any unsecured loans from ROW Group companies to Ingeus UK Group that is outstanding at the Effective Time plus any other intercompany trading or management account balance receivable by ROW Group companies from Ingeus UK Group as derived from the UK Completion Accounts calculated and prepared in accordance with clause 2.2 of this Schedule 3.

UK Completion Working Capital	is the sum of the line items set out in clause 4.4 of this Schedule 3 in each case as derived from the UK Completion Accounts calculated and prepared in accordance with clause 2.2 of this Schedule 3.

UK Disputed Matters	is defined in clause 3.2(b)(1) of this Schedule 3.

UK Expert	is defined in clause 3.4 of this Schedule 3

UK Expert’s Report	is defined in clause 3.4 of this Schedule 3

UK Reference Amount	£13,000,000.00.

Australian Share Sale Agreement Side Deed page 28

Schedule 3 UK Completion Accounts

UK Review Period	is defined in clause 3.1 of this Schedule 3

UK Selling Party’s Report	is defined in clause 3.2 of this Schedule 3

UK Target Working Capital	£3,221,868.00.

UK Threshold Adjustment	the sum of in Pound Sterling:

	1	UK Completion Long Service Leave Provision, net of tax effect at 21%; plus

	2	UK Completion Annual Leave Provision, net of tax effect at 21%; plus

	3	UK Completion Current Make Good Provision where premises exited or notice to exit given by the Completion Date, net of tax effect at 21%.

UK WC Adjustment Amount

the amount (if any), by which the UK Completion Working Capital differs from the UK Target Working Capital as shown in the final Completion Accounts (as adjusted by the UK Expert’s Report as applicable).

The UK Adjustment Amount will be expressed as:

1a negative, if the UK Completion Working Capital is less than the UK Target Working Capital; and

2a positive, if the UK Completion Working Capital is greater than the UK Target Working Capital.

2	Preparation of draft UK Completion Accounts

2.1	Preparation and delivery of the UK Completion Accounts

The Buyer must procure that no later than 40 Business Days after the Completion Date draft UK Completion Accounts (together with a full balance sheet showing the allocations to UK Completion Working Capital and other debt deductions and exclusions) are prepared by Ingeus UK Limited in accordance with this Schedule 3 and in the format set out in Schedule 4 (Draft UK Completion Accounts) and delivered to each of the Selling Parties which shall include a statement of the UK Adjustment Amount and a statement of the UK Threshold Adjustment.

2.2	Applicable accounting principles, policies and procedures (UK Completion Accounts)

The UK Completion Accounts must be prepared in accordance with, in order of precedence:

Australian Share Sale Agreement Side Deed page 29

Schedule 3 UK Completion Accounts

(a)

the specific principles (including principles in relation to recognition and measurement of items), policies and procedures that relate to the UK Completion Accounts as set out in clause 4 of this Schedule 3;

(b)

where an item is not covered by the specific accounting principles, policies and procedures referred to in clause 2.2(a) of this Schedule 3, in a manner consistent with the principles (including principles in relation to recognition and measurement of items and the exercise of accounting discretion and judgment), policies, treatments, practices, methods, estimation techniques, procedures, and categorisations used to prepare the Accounts; and

(c)

where an item is not covered by the accounting principles, policies and procedures referred to in clauses 2.2(a) or 2.2(b) of this Schedule 3, in accordance with the Accounting Standards as at the Accounts Date.

3	Review of draft UK Completion Accounts

3.1	Review by the Selling Parties

(a)

Each of the Selling Parties must complete its examination and review of the Draft UK Completion Accounts within 35 Business Days after receipt of them (UK Review Period) and deliver to the Buyer a report contemplated by clause 3.2 of this Schedule 3 by the end of the UK Review Period.

(b)	In this Schedule 3 and Schedule 4, any reference to the agreement of the Selling Parties means the unanimous agreement of each and every Selling Party.

3.2	Reports by the Selling Parties

(a)

Each of the Selling Parties must deliver to the Buyer, by no later than the end of the UK Review Period, a report (UK Selling Party’s Report) stating whether or not the Selling Party agrees with the Draft UK Completion Accounts and the UK Adjustment Amount as set out in the Draft UK Completion Accounts (Draft UK Adjustment Amount).

(b)

If a Selling Party does not agree with the Draft Completion Accounts or the Draft UK Adjustment Amount, the relevant Selling Party must also set out in its UK Selling Party’s Report to the extent reasonably practicable:

(1)	the matters in respect of which it disagrees with the Draft UK Completion Accounts (UK Disputed Matters);

(2)	the grounds and quantum on which the Selling Party disagrees with the Draft UK Completion Accounts; and

(3)	its opinion as to the Draft UK Adjustment Amount.

(c)

Notwithstanding clause 4.2(b) of this Schedule 3, a Selling Party may not dispute the draft UK Completion Accounts if the aggregate value of the UK Disputed Matters set out in its UK Seller’s Report is less than £100,000 and in such case shall be deemed to agree with the Draft UK Adjustment Amount..

3.3	Agreement or failure by a Selling Party to report

If each of the Selling Parties either:

Australian Share Sale Agreement Side Deed page 30

Schedule 3 UK Completion Accounts

(a)	states in its UK Selling Party’s Report that it agrees with the Draft UK Adjustment Amount; or

(b)	does not deliver a UK Selling Party’s Report as required under clause 3.2 of this Schedule 3,

then the Draft UK Completion Accounts delivered under clause 2.1 of this Schedule 3 will be deemed to be the final UK Completion Accounts and will be conclusive, final and binding on the parties.

3.4	Disagreement or failure to provide report

(a)

Subject to clause 3.2(c) of this Schedule 3, if any or all of the Selling Parties does not agree with the Draft UK Completion Accounts or the Draft UK Adjustment Amount then the Selling Parties and the Buyer must enter into good faith negotiations and use all reasonable endeavours to agree the UK Disputed Matters.

(a)

If the Selling Parties and the Buyer cannot agree the UK Disputed Matters within 30 Business Days after the end of the UK Review Period (or such longer period as the Buyer and the Selling Parties agree) then the unresolved UK Disputed Matters must be referred for resolution to an independent person agreed and appointed by the Selling Parties and the Buyer within a further 10 Business Days (the UK Initial Expert Appointment Period). If the Selling Parties and the Buyer cannot agree on who the independent person will be prior to the end of the UK Initial Expert Appointment Period, then the independent person shall be a person nominated by the President for the time being of the Institute of Chartered Accountants in England and Wales on the application of either any Selling Party or the Buyer (whichever applies first), provided that such independent person must be an accountant with at least 15 years’ experience and who is currently practising at a top-tier or mid-tier accounting firm and such person shall be appointed jointly by the Selling Parties and the Buyer to determine the unresolved UK Disputed Matters.

(b)	The person agreed or nominated under clause 3.4(a) of this Schedule 3 will be the 'UK Expert' for the purposes of this Schedule 3.

(c)

The Buyer and the Selling Parties must instruct the UK Expert to decide within the shortest practicable time the UK Disputed Matters, and the UK Adjustment Amount by applying the principles set out, or referred to, in this Schedule 3 in accordance with this Schedule 3 and to deliver to the Buyer and the Selling Parties a report (UK Expert’s Report), that contains a copy of the amended UK Completion Accounts (if any) and that states, on the basis of the UK Expert’s decision, his opinion as to:

(1)	the UK Disputed Matters including the reasons for the UK Expert’s decision;

(2)	the UK Adjustment Amount; and

(3)	the allocation of the UK Expert’s costs in accordance with clause 3.6 of this Schedule 3.

3.5	Conclusiveness of UK Expert’s report

(a)	Any UK Expert will act as an expert, not as an arbitrator, in determining the dispute.

(b)	Any UK Expert’s determination in relation to the relevant UK Disputed Matters, UK Adjustment Amount and the allocation of his costs must be made as soon as possible.

Australian Share Sale Agreement Side Deed page 31

Schedule 3 UK Completion Accounts

(c)	Any UK Expert’s decision will be final, conclusive and binding (except in the case of manifest error).

3.6	Costs

(a)	Except as contemplated in clause 3.6(b) of this Schedule 3, each party must bear its own costs in complying with this Schedule 3 and in particular:

(1)	each Selling Party must bear the costs of its accounting advisers (Selling Party’s Accountants); and

(2)	the Buyer must bear the costs of its accounting advisers (Buyer’s Accountants).

(b)

The costs of the UK Expert (if appointed) shall be paid in such proportions as the UK Expert determines, or if there is no such determination, 50% of such costs shall be paid by the Buyer and 50% of such costs shall be paid by the Selling Parties.

3.7	Access to information

(a)	The Buyer must:

(1)

permit representatives of each of the Selling Parties and its advisers or representatives to have access to and take extracts from the books, correspondence, accounts or other records relating to Ingeus UK Group (as defined in the Ingeus Share Sale Agreement) in the Buyer’s or any of its Affiliate’s (including each member of the Ingeus UK Group’s) possession or control as any Selling Party or its advisers or representatives may reasonably request in relation to the review of, and agreement to, the Draft UK Completion Accounts; and

(2)

provide or ensure the provision of all information and assistance that may reasonably be requested by any Selling party or its advisers or representatives in relation to the review of, and agreement to, the Draft UK Completion Accounts.

(b)	Each Selling Party must:

(1)

permit representatives of the Buyer and its advisers or representatives to have access to and take extracts from the books, correspondence, accounts or other records relating to Ingeus UK Group in its (or any of its Affiliate’s) possession or control as the Buyer or its representatives or advisers may reasonably request in relation to the preparation of, and agreement to, the Draft UK Completion Accounts; and

(2)

provide or ensure the provision of all information and assistance that may reasonably be requested by the Buyer or its advisers or representatives in relation to the preparation of, and agreement to, the Draft UK Completion Accounts.

4	UK Completion Accounts: principles, policies and procedures

4.1	General principles

The following general principles shall apply in the UK Completion Accounts unless clauses 4.2 or 4.3 of this Schedule 3 state otherwise:

Australian Share Sale Agreement Side Deed page 32

Schedule 3 UK Completion Accounts

(a)

Effective Time: The UK Completion Accounts shall be prepared on a consolidated basis and the amounts to be included shall be calculated by reference to the nominal ledgers of the Ingeus UK Group which shall be drawn up as at 10.00pm London time on the last day of the month preceding the month in which Completion of the UK Share Sale Agreement will occur (the "Effective Time”). The UK Completion Accounts shall be prepared on a going concern basis in accordance with those specific procedures that would be adopted at a financial year end, including detailed analysis of prepayments and accruals and cut-off procedures. Balances between the Ingeus UK Group companies shall be reconciled and any un-reconciled differences shall be investigated and following such investigations, any remaining debit balances shall be written off.

(b)

No account of Buyer actions: For the avoidance of doubt, the UK Completion Accounts shall not take into account the effects of any post Completion reorganisations or, in any way, the post Completion intentions or obligations of the Buyer, Ingeus Europe Limited or any other Buyer Group Member and shall not take into account the funds flow arising as a consequence of Completion (in respect of the Australian Share Sale Agreement and the UK Share Sale Agreement) unless as specifically required by this Schedule.

(c)

Cut-off: The UK Completion Accounts shall take into account information in respect of “Adjusting Events” as defined in IAS 10 “Events after the Reporting Period” up until the Buyer has delivered the draft UK Completion Accounts to the Selling Parties in accordance with clause 1.1 of this Schedule 3 (“Cut-off Time”).

(d)

Materiality and double count: No item shall be included or excluded from the UK Completion Accounts solely on the grounds of materiality and no item shall be included more than once in the UK Completion Accounts.

(e)	Currency: The UK Completion Accounts shall be expressed in pounds sterling.

(f)

Leases: no leases classified as operating leases in the Accounts will be reclassified to finance leases and no leases classified as finance leases in the Accounts will be reclassified to operating leases. Any new lease inceptions since 1 January 2014 shall be classified in accordance with IFRS as at the Accounts Date. A liability shall be recognised in the Closing Statement for the full amount outstanding under any finance (or capital) lease arrangement (including all interest accrued but not paid thereon) as at the Effective Time.

(g)

Contingent liabilities: No contingent liabilities (as defined in IAS 37 “Provisions, Contingencies and Contingent Assets”), off balance sheet arrangements or commitments are included in the UK Completion Accounts.

4.2	Specific principles

(a)

Revenue recognition: For the avoidance of doubt revenue and associated subcontractor costs shall be recognised adopting the same detailed calculation, practices, methods, estimation techniques, procedures and assumptions as specifically applied in the Accounts. This shall include using the same approach to calculating historical averages based on a set period prior to the balance sheet date, which shall be rolled forward at the Effective Time only to reflect a later balance sheet date.

(b)

DWP Extrapolation Provision: UK Completion Working Capital shall include a DWP Extrapolation provision to the extent not paid prior to the Effective Time or where an amount has been agreed and the creditor recorded in UK Completion Working Capital, and shall be calculated as follows:

Australian Share Sale Agreement Side Deed page 33

Schedule 3 UK Completion Accounts

(1)	For periods prior the Effective Time where the DWP has declared the findings after an appeals process, the provision shall be based on the amount still claimed by DWP

(2)	In all other unresolved periods prior to the Effective Time a provision rate of 5% of the job outcome revenue in respect of those periods shall be assumed.

No other provision shall be included in respect of the DWP Extrapolation Provision.

(c)

Prepayments: Prepayments shall be included in UK Completion Working Capital to the extent that a payment has been made prior to the Effective Time, or a creditor or accrual has been recorded in UK Completion Working Capital as at the Effective Time, for goods and services that relate to periods after the Effective Time.

(d)	Extrapolation of sustains provision: There shall be no provision, accrual or liability recorded in the UK Completion Accounts relating to the extrapolation of sustains provision.

(e)

UK Completion Bonus Provision: The UK Completion Bonus Provision shall comprise the staff and executive bonus relating to 2013 to the extent not paid as at the Effective Time. Other than in respect of the UK Completion Executive Bonus on transaction completion and UK Completion Accrued Gold Performer Costs no other liability shall be included in the UK Completion Accounts in respect of bonuses including for the avoidance of doubt in relation to any other staff bonus in respect of 2014.

(f)

Property provisions: No liability shall be included in any items comprising the UK Adjustment Amount in relation to lease dilapidation/make good provisions or lease incentives including rent free period accruals.

(g)

Pensions: An accrual shall be included in the UK Completion Accounts for (i) any normal pension contributions due but not paid prior to the Effective Time in respect of defined contribution pension schemes operated by the UK Ingeus Group within UK Completion Working Capital and (ii) the UK Completion EFRB Pension Liability. No other liabilities in respect of pensions or any post-retirement benefits shall be recognised in the UK Completion Accounts.

(h)

Provisions: Subject always to clauses 4.1 and 4.2 of this Schedule 3, no new provisions shall be recognised in the UK Completion Accounts other than in respect of matters arising after the Accounts Date where the related liability meets the recognition requirements of paragraph 14 of IAS 37 in which case the provision recognised shall be the best estimate of the amounts which will finally be settled. In any event, no general provisions shall be recognised in the UK Completion Accounts.

(i)	Other: None of the following are included within the items comprising the UK Adjustment Amount:

(1)	Capital commitments;

(2)	Legal claims;

(3)	UK Completion Annual Leave Provision;

(4)	UK Completion Long Service Leave Provision; and

(5)	UK Completion Current Make Good Provision.

Australian Share Sale Agreement Side Deed page 34

Schedule 3 UK Completion Accounts

4.3	Taxes

(a)	Deferred tax: Deferred tax assets and liabilities shall be excluded from the UK Completion Accounts.

(b)

Income Tax Receivables and Payables: The UK Completion Accounts shall include an asset, provision or reserve for corporate income tax assets and liabilities of the Ingeus UK Group resulting from or by reference to any income, profits or gains earned, accrued or received on or before the Effective Time and shall be limited to amounts which, as at the Effective Time, are due or payable or have accrued in respect of taxable income profits or gains earned or accrued on or before the Effective Time and taking into account any payments made in respect of or on account of such corporate income tax for the relevant period prior to the Effective Time, provided that such corporate income tax liabilities shall be prepared as if by reference to a Completion income statement, prepared on a basis that is consistent with and by reference to the policies and amounts specified in this Schedule 3 in respect of provisions, receipts, costs, assets and liabilities reflected in the UK Completion Accounts (including for the avoidance of doubt any liabilities included in the UK Adjustment Amount), as if the Completion Date were an accounting reference date;

4.4	UK Completion Working Capital definition

For the purpose of calculating the UK Adjustment Amount, UK Completion Working Capital is defined as the following balance sheet categories. For the avoidance of doubt the policies set out in clause 2.2 of this Schedule 3 shall apply and take precedence in all circumstances in relation to how an item is treated in the UK Completion Accounts. The figures set out below are included for purely illustrative purposes. The figures set out below illustrate the derivation of the individual captions by reference to the trial balance that supports the UK audited financial statement for the 2013 financial year.

UK Completion Working Capital item	Actual audited 31 December 2013 (in £)

Trade receivables	5,613,422

Less provision for impairment of receivables	0

Accrued income and advance revenue recognition	16,832,256

Other receivables (excluding corporation tax debtors but including VAT debtors)	6,251,023

Prepayments	1,585,749

Add back pre-paid Lloyd’s facility fee	(100,000)

Australian Share Sale Agreement Side Deed page 35

Schedule 3 UK Completion Accounts

UK Completion Working Capital item	Actual audited 31 December 2013 (in £)

Trade payables and other creditors (excluding tax payable or corporation tax provision but including VAT payable), including UK Completion Amounts owed to Deloitte but excluding amounts under the executive bonus on transaction completion	(16,120,545)

Accrued expenses	(7,860,791)

Add back bonus provision	536,546

Add back gold performer costs	75,868

Add back EFRB pension liability	130,000

Add back employee termination provision	106,550

Add back Lloyd’s facility break cost accrual	0

Deferred income and advance payments	(168,774)

4.5	UK Completion net surplus cash

For the avoidance of doubt the policies set out in clause 2.2 of this Schedule 3 shall apply and take precedence in all circumstances in relation to how an item is treated in the UK Completion Accounts.

Item	Actual audited 31 December 2013 (in £)

Cash	5,333,962

Debt	0

Current corporation tax payable	(4,256,805)

Australian Share Sale Agreement Side Deed page 36

Schedule 3 UK Completion Accounts

Item	Actual audited 31 December 2013 (in £)

Current corporation tax receivable	0

Dividends payable	0

Unsecured loan to ROW group companies and trading accounts receivable owed by ROW group companies	0

Unsecured loan from ROW group companies and trading accounts payable owed to ROW group companies	(2,749)

Executive bonus on transaction completion	(606,048)

EFRB pension liability	(130,000)

Employee termination provision	(106,550)

Bonus provision	(536,546)

Accrued gold performer costs	(75,868)

Lloyd’s break fee	0

4.6	UK Threshold Adjustment

Amounts presented below are before any tax effect. However, the calculations used in the UK Completion Accounts will be net of tax for certain items as indicated.

Item	Actual audited 31 December 2013 (in £)

Long service leave provision, before tax effect at 21%	0

Annual leave provision, before tax effect at 21%	407,379

Australian Share Sale Agreement Side Deed page 37

Schedule 3 UK Completion Accounts

Item	Actual audited 31 December 2013 (in £)

Current make good provision where premises exited or notice to exit expected to be given by the Completion Date, before tax effect at 21%	322,356

Australian Share Sale Agreement Side Deed page 38

Schedule 4

Pro forma UK Completion Accounts

Statement of UK Adjustment Amount
GBP
UK Completion Working Capital

	Trade receivables	WC11	[ ]
	Less provision for impairment of receivables	WC12	[ ]
	Accrued income and advance revenue recognition	WC13	[ ]
	Other receivables (excluding corporation tax debtors but including VAT debtors)	WC14	[ ]
	Prepayments	WC15	[ ]
	Add back pre-paid Lloyd’s facility fee	WC16	[ ]
	Trade payables and other creditors (excluding tax payable or corporation tax provision but including VAT payable)	WC17	[ ]
	Accrued expenses	WC18	[ ]
	Add back UK Completion Bonus Provision	WC19	[ ]
	Add back UK Completion Accrued Gold Performer Costs approved but not paid	WC20	[ ]
	Add back UK Completion EFRB Pension Liability	WC21	[ ]
	Add back UK Completion Employee Termination Provision	WC22	[ ]
	Add back Lloyd’s facility break costs accrual	WC23	[ ]
	Deferred income and advance payments	WC24	[ ]

UK Working Capital (WC11 to WC24)		P	[ ]

UK Target Working Capital		Q	[ ]

UK WC Adjustment Amount (R = P - Q)		R	[ ]

Plus	UK Completion Cash	S	[ ]
[ ]

Less	UK Completion Debt	T	[ ]
[ ]

Less	UK Completion Current Corporation Tax Payable	U	[ ]
[ ]

Plus	UK Completion Current Corporation Tax Receivable	V	[ ]
[ ]

Australian Share Sale Agreement Side Deed page 39

Schedule 4 Pro forma UK Completion Accounts

Less	UK Completion Dividends Payable	W	[ ]
[ ]

Plus	UK Completion Unsecured Loan to ROW Group Companies and Trading Accounts Receivable owed by ROW Group Companies	X	[ ]
[ ]

Less	UK Completion Unsecured Loan from ROW Group Companies and Trading Accounts Payable owed to ROW Group Companies	Y	[ ]
[ ]

Less	UK Completion Executive Bonus on transaction completion	AA	[ ]
[ ]

Less	UK EFRB Pension Liability	AB	[ ]
[ ]

Less	UK Completion Bonus Provision	AC	[ ]
[ ]

Less	UK Completion Accrued Gold Performer Costs	AD	[ ]
[ ]

Less	UK Employee Termination Provision	AE	[ ]
[ ]

Less	UK Reference Amount	AF	[ ]
[ ]

UK Adjustment Amount (AG = R + S – T – U + V – W + X – Y – AA – AB – AC – AD – AE – AF)		AG	[ ]

50% of UK Adjustment Amount (AH = 50% x AG)		AH	[ ]

For the avoidance of doubt the policies set out in clause 4 of Schedule 3 shall apply and take precedence in all circumstances in relation to how an item in treated in the UK Completion Statement or UK Adjustment Amount.

Australian Share Sale Agreement Side Deed page 40

Signing page

Executed as a deed

Executed as a deed by
Thérèse Virginia Rein

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Australian Share Sale Agreement Side Deed page 41

Signing page

Signed by
GK Ashmead Holdings Pty Limited (as trustee of the GK Ashmead Nominees Trust)
by

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Executed as a deed by
Gregory Kenneth Ashmead

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Australian Share Sale Agreement Side Deed page 42

Buyer

Executed as a deed by
Pinnacle Australia Holdco Pty Ltd
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Buyer’s Guarantor

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The Providence Service Corporation
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Australian Share Sale Agreement Side Deed page 43

Signing page

Deloitte LLP

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Deloitte LLP
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Australian Share Sale Agreement Deed
Page 44